Exhibit 99.1

      Point Therapeutics' Diabetes Program Presented at Keystone Symposium;
             PT-630 Demonstrates Improvement of Glucose Regulation and Metabolic Parameters Associated With Progression of Type 2 Diabetes



     BOSTON--(BUSINESS WIRE)--March 6, 2006--Point Therapeutics, Inc. (NASDAQ:POTP) announced on Saturday, March 4, 2006 at the Keystone Symposium in Santa Fe, New Mexico, that the Company's investigational DPP-4 inhibitor for the treatment of type 2 diabetes, PT-630, improved glucose handling, insulin secretion and active GLP-1 levels in several rodent models of diabetes. The study treatment effects of PT-630 were greater than that of metformin, a commonly used drug to treat type 2 diabetes and a cyanopyrrolidine (CP), a DPP-4 inhibitor currently in clinical development to treat type 2 diabetes. All three agents were compared by chronic administration (44 days) in Zucker Diabetic Fatty rats.
     In the preclinical chronic administration study, the data revealed that PT-630 was more effective than the other two study compounds in improving parameters associated with the progression of type 2 diabetes. Specifically, there were improvements in whole body sensitivity to insulin, a 50% reduction in fasting plasma triglycerides and glucose levels and a 1.7% reduction (a 26.4% reduction compared to the controlled treated group) in HbA1c. There were no such reductions in triglycerides and glucose levels with metformin and the CP DPP-4 inhibitor, and HbA1c was only reduced by 0.9% and 0.5%, respectively, with metformin and the CP DPP-4 inhibitor. All of the above suggests the ability of PT-630 to achieve glucose control in type 2 diabetes over the long-term.
     "These preclinical studies are promising because PT-630 not only improved insulin and glucose responses, which are common markers of diabetes, but also demonstrated an improved effect when metabolic parameters associated with long-term progression of the disease were measured," said Nazneen Aziz, Vice President of External Research at Point Therapeutics. "The findings suggest that compared with the other compounds evaluated PT-630 may have a more comprehensive antidiabetic activity."
     PT-630, Point Therapeutics' lead diabetes compound, is an inhibitor of DPP-4, which is a widely recognized target in the treatment of diabetes. DPP-4 degrades the active form of GLP-1, an intestinal peptide hormone responsible for regulating blood glucose levels. When DPP-4 is inhibited, it leads to an elevation in the circulating pool of active GLP-1, thereby greatly improving the control of blood glucose levels in type 2 diabetes. Active GLP-1 is also thought to have beneficial effects on pancreatic beta cell mass.
     "We have spent the past decade developing and refining technology around a portfolio of DPP inhibitors to treat serious diseases. As our phase 3 talabostat trials for non-small cell lung cancer (NSCLC) and multiple phase 2 trials for other oncology indications advance in the clinic, we are allocating appropriate resources to our earlier-staged research programs. PT-630 represents a product opportunity that we believe is clearly differentiated from other DPP-4 inhibitors currently being developed to treat type 2 diabetes. We are encouraged by the results demonstrated to date and mindful of the value a new treatment for diabetes can bring to millions of patients worldwide," said Don Kiepert, President and Chief Executive Officer of Point Therapeutics.

     About Point Therapeutics, Inc.:

     Point is a Boston-based biopharmaceutical company developing a portfolio of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Point is currently studying its lead product candidate, talabostat, in two Phase 3 trials in NSCLC. Point is also studying talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with gemcitabine in metastatic pancreatic cancer. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development -- PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.

     Certain statements contained herein are not strictly historical and are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements with respect to the company's clinical development programs and the timing of initiation and completion of its clinical trials. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point's quarterly report on Form 10-Q for the quarter ended September 30, 2005 and from time to time in Point's periodic and other reports filed with the Securities and Exchange Commission.


    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508